Exhibit 99.1

Starwood Property Trust Announces Preliminary Financial Results for the Quarter and Year Ended December 31, 2015

— Preliminary Results Exceed Prior Core Earnings Guidance Range—

—Expands Buyback Authorization to $500 Million—

— Announces Fourth Quarter and Full Year 2015 Earnings Conference Call Date —

GREENWICH, Conn., January 26, 2016 /PRNewswire/ — Starwood Property Trust, Inc. (NYSE: STWD) today announced preliminary operating results for the fiscal quarter and year ended December 31, 2015.  The Company expects to report Core Earnings (a non-GAAP financial measure) in the range of $0.53 to $0.55 per diluted share for the fourth quarter 2015 and $2.17 to $2.19 per diluted share for full year 2015, exceeding the Company’s previously announced guidance range of $2.13 to $2.17 per diluted share. The Company expects to report GAAP net income in the range of $0.38 to $0.40 per diluted share for the fourth quarter 2015 and $1.89 to $1.91 per diluted share for full year 2015. On a fully diluted basis, the Company’s book value per share at December 31, 2015 is currently estimated to be approximately $17.29, compared to $17.43 at September 30, 2015.

“We view our stock as a very compelling investment and are therefore pre-announcing our strong fourth quarter and full year 2015 results so we can be in a position to repurchase shares,” stated Barry Sternlicht, Chairman and Chief Executive Officer of Starwood Property Trust. “With over $2 billion of current investment capacity, our Company is well positioned to take advantage of opportunities to deploy capital created by short term market fluctuations.”

Additionally, the Company’s Board of Directors authorized a $50 million increase and one-year extension to the Company’s share repurchase program. The Company is now authorized to purchase up to $500 million of its outstanding shares of common stock and convertible notes through January 26, 2017, of which approximately $300 million of capacity is currently available. The repurchase program will be funded through the Company’s existing cash.

Purchases made pursuant to the program will be made in either the open market or in privately negotiated transactions from time to time as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The program may be suspended or discontinued at any time.

The amounts reported herein represent the Company’s unaudited, preliminary estimates and are thus subject to change. Reconciliations of the Company’s preliminary GAAP net income to its preliminary Core Earnings for the quarter and year ended December 31, 2015 are provided on a schedule attached to this press release.

Earnings Release, Conference Call and Webcast Information

On Thursday, February 25, 2016, the Company will release its full fourth quarter and full year 2015 financial results before the opening of trading on the New York Stock Exchange and will hold a conference call at 10:00 a.m. Eastern Time.  During this call, the Company will provide its 2016 business outlook.

The conference call will also be available in the Investor Relations section of the Company’s website at www.starwoodpropertytrust.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.  A replay of the call will also be available for 90 days on the Company’s website.

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.

Domestic: 1-877-627-6582

International: 1-719-325-4878

Conference Call Playback:

Domestic: 1-877-870-5176

International: 1-858-384-5517

Passcode: 3330047

The playback can be accessed through March 10, 2016.

About Starwood Property Trust, Inc.

Starwood Property Trust (NYSE: STWD), an affiliate of global private investment firm Starwood Capital Group, is the largest commercial mortgage real estate investment trust in the United States. The Company’s core business focuses on originating, acquiring, financing and managing commercial mortgage loans and other commercial real estate debt and equity investments. Through its subsidiaries LNR Property, LLC and Hatfield Philips International, Starwood Property Trust also operates as the largest commercial mortgage special servicer in the United States and one of the largest primary and special servicers in Europe. With total capital deployed since inception of over $20 billion, Starwood Property Trust continues to solidify its position as one of the premier real estate finance companies in the country.

Forward-Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, availability of financing and other risks detailed from time to time in the Company’s reports filed with the SEC.

Reconciliation of Preliminary Net Income Per Diluted Share to Preliminary Core Earnings Per Diluted Share

	Quarter Ended	Year Ended
	December 31, 2015 (1)	December 31, 2015 (1)
Net income attributable to Starwood Property Trust, Inc.	$0.38-0.40	$1.89-1.91
Add / (Deduct):
Non-cash items	0.10-0.11	0.29-0.30
Management incentive fee (cash portion)	0.04-0.05	0.07-0.08
Net unrealized (gains) / losses	—	(0.08-0.09)
Core Earnings	$0.53-0.55	$2.17-2.19

(1)         Components may not add to totals due to rounding.

Contact:

Zachary Tanenbaum

Starwood Property Trust

Phone: 203-422-7788

Email: ztanenbaum@starwood.com